UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934




                           Gold Banc Corporation, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                           Common Stock, $1.00 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    379907108
                  --------------------------------------------
                                 (CUSIP Number)





                               September 26, 2001
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)



                               Page 1 of 10 pages

-----------------------
  CUSIP No. 379907108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs Asset Management, a separate operating unit of Goldman, Sachs & Co.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,860,853
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,860,853

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,860,853

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           5.3%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           IA

------------------------------------------------------------------------------



                               Page 2 of 10 pages

-----------------------
  CUSIP No. 379907108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs 2001 Exchange Place Fund, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               760,853
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               760,853

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           760,853

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           2.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 3 of 10 pages

-----------------------
  CUSIP No. 379907108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs 2000 Exchange Place Fund, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               600,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               600,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           600,000

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           1.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 4 of 10 pages

-----------------------
  CUSIP No. 379907108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs 1999 Exchange Place Fund, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               500,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               500,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           500,000

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           1.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 5 of 10 pages

-----------------------
  CUSIP No. 379907108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs Management Partners, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,860,853
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,860,853

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,860,853

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           5.3%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 6 of 10 pages

Item 1(a).         Name of Issuer:
                   Gold Banc Corporation, Inc.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   11301 Nall Avenue
                   Leawood, KS  66211

Item 2(a).         Name of Persons Filing:
                   Goldman Sachs Asset Management, Goldman Sachs 2001 Exchange Place Fund, L.P., Goldman Sachs 2000 Exchange Place Fund, L.P., Goldman Sachs 1999 Exchange Place Fund, L.P. and Goldman Sachs Management Partners, L.P.

Item 2(b).         Address of Principal Business Office or,  if none, Residence:
                   Goldman Sachs 2001 Exchange Place Fund, L.P., Goldman Sachs 2000 Exchange Place Fund, L.P., Goldman Sachs 1999 Exchange Place Fund, L.P. and Goldman Sachs Management Partners, L.P. -
                   85 Broad Street
                   New York, NY  10004

                   Goldman Sachs Asset Management -
                   32 Old Slip
                   New York, NY  10005

Item 2(c).         Citizenship:
                   Goldman Sachs Asset Management - New York
                   Goldman Sachs 2001 Exchange Place Fund, L.P.- Delaware Goldman Sachs 2000 Exchange Place Fund, L.P.- Delaware Goldman Sachs 1999 Exchange Place Fund, L.P.- Delaware Goldman Sachs Management Partners, L.P. - Delaware

Item 2(d).         Title of Class of Securities:
                   Common Stock, $1.00 par value

Item 2(e).         CUSIP Number:
                   379907108

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a :

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box [X].



                               Page 7 of 10 pages

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             Not Applicable

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                         By  signing  below I  certify  that,  to the best of my
                   knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------
     * In accordance with Securities and Exchange Commission ("SEC") Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by the asset management unit of Goldman, Sachs & Co. (the "Asset Management Unit"). This filing does not reflect securities, if any, beneficially owned by any other operating unit of Goldman, Sachs & Co. The Asset Management Unit disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which it or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which its affiliate is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Asset Management Unit.



                               Page 8 of 10 pages

                                    SIGNATURE



            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  October 9, 2001


                                GOLDMAN, SACHS & CO. on behalf of
                                Goldman Sachs Asset Management

                                By: /s/ Roger S. Begelman
                                   ----------------------------------------
                                Name:   Roger S. Begelman
                                Title:  Attorney-in-fact


                                GOLDMAN SACHS 2001 EXCHANGE PLACE FUND, L.P.

                                By: /s/ Roger S. Begelman
                                   ----------------------------------------
                                Name:   Roger S. Begelman
                                Title:  Attorney-in-fact


                                GOLDMAN SACHS 2000 EXCHANGE PLACE FUND, L.P.

                                By: /s/ Roger S. Begelman
                                   ----------------------------------------
                                Name:   Roger S. Begelman
                                Title:  Attorney-in-fact


                                GOLDMAN SACHS 1999 EXCHANGE PLACE FUND, L.P.

                                By: /s/ Roger S. Begelman
                                   ----------------------------------------
                                Name:   Roger S. Begelman
                                Title:  Attorney-in-fact


                                GOLDMAN SACHS MANAGEMENT PARTNERS, L.P.

                                By: /s/ Roger S. Begelman
                                   ----------------------------------------
                                Name:   Roger S. Begelman
                                Title:  Attorney-in-fact



                               Page 9 of 10 pages

                               INDEX TO EXHIBITS



Exhibit No.   Exhibit
-----------   -------

99.1 Joint Filing Agreement, dated October 9, 2001, between Goldman, Sachs & Co., Goldman Sachs 2001 Exchange Place Fund, L.P., Goldman Sachs 2000 Exchange Place Fund, L.P., Goldman Sachs 1999 Exchange Place Fund, L.P. and Goldman Sachs Management Partners, L.P.

99.2          Power of Attorney,  dated December 8, 2000,  relating  to Goldman,
              Sachs & Co.

99.3 Power of Attorney, dated September 21, 1999, relating to Goldman Sachs Management Partners, L.P.

99.4 Power of Attorney, dated October 4, 2001, relating to Goldman Sachs 2001 Exchange Place Fund, L.P.

99.5 Power of Attorney, dated June 12, 2000, relating to Goldman Sachs 2000 Exchange Place Fund, L.P.

99.6 Power of Attorney, dated September 28, 1999, relating to Goldman Sachs 1999 Exchange Place Fund, L.P.



                               Page 10 of 10 pages